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EXHIBIT 4.1.1

                                                                  MORGAN COMPANY
                                                           CHARTERED ACCOUNTANTS

October 1, 2004

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549  USA

Dear Sirs:

RE:  MORGAN BEAUMONT, INC. (FORMERLY PAN AMERICAN ENERGY CORP.)
     FILE REFERENCE NO. 000-33389
     ----------------------------------------------------------

We were previously the principal accountants for Morgan Beaumont, Inc. and we reported on the consolidated financial statements of Morgan Beaumont Inc. and subsidiaries as of the period since August 31, 2000. As of this date, we were not engaged as the principal accountants for Morgan Beaumont, Inc. We have read Morgan Beaumont, Inc.'s statements under Item 4 of its Form 8-K, dated October 1, 2004, and we agree with such statements.

For the most recent fiscal year of 2003 and any subsequent interim period, there has been no disagreement between Morgan Beaumont, Inc. and Morgan & Company, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

"Morgan & Company"

Chartered Accountants

cc:  Morgan Beaumont, Inc.